Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 8
DATED SEPTEMBER 2, 2016
TO THE PROSPECTUS DATED APRIL 27, 2016
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 8 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated April 27, 2016, as previously supplemented by Supplement No. 1 dated May 4, 2016, Supplement No. 2 dated May 24, 2016, Supplement No. 3 dated June 3, 2016, Supplement No. 4 dated July 6, 2016, Supplement No. 5 dated August 4, 2016, Supplement No. 6 dated August 9, 2016 and Supplement No. 7 dated August 19, 2016. Unless otherwise defined in this Supplement No. 8, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information is inserted at the end of the section captioned “Plan of Distribution,” which begins on page 212 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of August 31, 2016.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000.000	200,000	—	200,000

Class A Shares sold in the offering:	836,654.369	20,482,897	1,392,262	19,090,635

Class A Shares issued pursuant to our distribution reinvestment plan:	7,892.824	187,454	—	187,454

Total (Class A Shares):	852,547.193	20,870,351	1,392,262	19,478,089

Class T Shares
Class T Shares sold in the offering (5):	127,198.729	3,046,409	145,846	2,900,563

Class T Shares issued pursuant to our distribution reinvestment plan:	741.838	16,921	—	16,921

Total (Class T Shares):	127,940.567	3,063,330	145,846	2,917,484
Total (Class A and Class T Shares):	980,487.760	23,933,681	1,538,108	22,395,573

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)

Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

(4)

In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.

(5)

The Company pays a distribution and stockholder servicing fee, subject to certain limits, on the Class T Shares sold in the primary offering in an annual amount equal to 1.0% of the purchase price per Class T Share (or, once reported, the amount of our estimated value per share), payable on a monthly basis. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above table.

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